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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Lifeline Systems, Inc. on Form S-8 relating to the Lifeline Systems, Inc. 2000 Employee Stock Purchase Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Option Plan of our report dated February 7, 2000 (Except as to the fourteenth paragraph of Note E for which the date is March 30, 2000) on our audits of the consolidated financial statements and financial statement schedule of Lifeline Systems, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in the Annual Report on Form 10-K of Lifeline Systems, Inc. for the year ended December 31, 1999.

                                                  /s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2000